Exhibit 99.1

Tecnoglass Reports Record Financial Metrics Across the Board for Full Year 2023

- Full Year Revenues Increased 16% to a Record $833.3 Million Through Entirely Organic Growth -

- Full Year Net Income of $183.5 Million, or $3.85 Per Diluted Share; Full Year Adjusted Net Income1 of $189.3 Million, or $3.98 Per Diluted Share -

- Full Year Adjusted EBITDA1 up 15% to an all-time high of $304.1 Million, Representing 36.5% of Revenues -

- Record Full Year Gross Profit of $390.9 Million, Producing Gross Margin within Target Range of 47% to 49% -

- Strong Full Year Cash Flow from Operations of $138.8 Million, Representing 46% of Adjusted EBITDA1 -

- All Time Record Low Net Leverage Ratio of 0.1x at Year End -

- Backlog Expanded 20% Year-Over-Year to a Record $870.1 Million -

- Expansion into High End Vinyl Windows on Track with Shipments that Started in December 2023 -

- Board of Directors Approves a 22% Increase in Quarterly Dividend to $0.11 per Share –

- Executes $23.5 Million in Share Repurchases During the Year -

- Introduces Full Year 2024 Outlook for Double-Digit Year-Over-Year Revenue Growth -

Miami, FL – February 29, 2024 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading producer of high-end aluminum and vinyl windows and architectural glass for the global residential and commercial end markets, today reported financial results for the fourth quarter and full year ended December 31, 2023.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “I am proud of the Tecnoglass team for another year of strong operational accomplishments and record performance across many financial metrics. The relentless dedication to excellence across all levels of our business, coupled with our market-leading innovation and unique vertically integrated business model, are all reflected in our solid full year results. While our year-over-year margins were impacted by the sharp appreciation of the Colombian Peso during the second half of 2023, we delivered industry leading Adjusted EBITDA1 margins in excess of 35% for the year. Our strong margin performance is attributable to our previously implemented high return automation and capacity enhancements as well as our disciplined cost control efforts. Additionally, the structural enhancements in our business, along with our prudent working capital management, helped us generate another year of exceptional cash flow. Our solid capital position has given us flexibility to invest in further structural enhancements, increase our cash dividend, return value to our shareholders through share repurchases, and improve our leverage profile with net debt to Adjusted EBITDA1 ending the year at a record low of 0.1x. We remain committed to driving above market growth through our entry into the attractive vinyl window market, strengthening customer relationships, and further geographic diversification as we unlock additional value for all our stakeholders.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Fourth quarter Adjusted EBITDA was in line with internal expectations and reflects the resiliency of our business despite the turbulent macroeconomic environment, particularly in the single-family residential end market. Our results during the quarter demonstrated our ability to leverage our unique competitive advantages to preserve margins and generate additional cash flow. We were pleased to begin shipments of our innovative vinyl window products in December 2023, which we expect to contribute more meaningfully to results in the second half of 2024 and beyond. Additionally, we reported another year of record backlog, which reflects healthy quoting and bidding activity for multi-family/commercial projects in our pipeline and provides visibility through 2024 and building into 2025. Beyond the firm backlog in place, bidding activity remains robust given the relatively favorable demographic trends within our main markets in the Southeast U.S. region. The expansion and automation investments made in recent years put us in a position to execute our growth strategy. We are very confident in our long-term vision and look forward to capturing incremental market share while taking advantage of the long-term opportunities we see across our end markets.”

Fourth Quarter 2023 Results

Total revenues for the fourth quarter of 2023 decreased 7.8% to $194.6 million compared to $211.1 million in the prior year quarter. Commercial activity performed in line with expectations given the projected timing of project deliveries. Single-family residential revenues were impacted by slower sequential and year-over-year activity resulting from higher interest and mortgage rates. Changes in foreign currency exchange rates had an adverse impact of $0.9 million on total revenues in the quarter.

Gross profit for the fourth quarter of 2023 was $83.0 million, representing a 42.6% gross margin, compared to gross profit of $110.2 million, representing a 52.2% gross margin, in the prior year quarter. The year-over-year change in gross margin reflected the impacts of unfavorable foreign exchange, lower revenues and an increased mix of installation versus product revenue during the quarter. The impact of unfavorable foreign exchange related to a Peso appreciation of 15% year-over-year for the quarter, in contrast with a non-cash short-term benefit of nearly 300 basis points during the prior year quarter related to inventories and the functional currency of our manufacturing operations in Colombia. Additionally, installation mix increased year-over-year, partially related to the step down in single-family residential revenues.

Selling, general and administrative expense (“SG&A”) was $32.4 million for the fourth quarter of 2023 compared to $33.4 million in the prior year quarter, with the decrease primarily attributable to lower shipping and commission expenses, partially offset by increased corporate costs to support a larger operation. As a percent of total revenues, SG&A was 16.7% for the fourth quarter of 2023 compared to 15.8% in the prior year quarter, primarily due to lower revenues.

Net income was $36.5 million, or $0.77 per diluted share, in the fourth quarter of 2023 compared to net income of $55.1 million, or $1.15 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction loss of $0.2 million in the fourth quarter of 2023 and a $2.9 million gain in the fourth quarter of 2022. These non-cash gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $37.7 million, or $0.80 per diluted share, in the fourth quarter of 2023 compared to adjusted net income of $52.1 million, or $1.09 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $62.0 million, or 31.8% of total revenues, in the fourth quarter of 2023, compared to $87.2 million, or 41.3% of total revenues, in the prior year quarter. The change was primarily attributable to the aforementioned factors impacting gross margin as well as lower year-over-year revenues. Adjusted EBITDA1 included a $1.4 million contribution from the Company’s joint venture with Saint-Gobain, compared to $0.8 million in the prior year quarter.

Full Year 2023 Results

Total revenues for the full year 2023 increased 16.3% to a record $833.3 million compared to $716.6 million in the prior year. Changes in foreign currency exchange rates had a negligible impact on total revenues in the year.

Gross profit increased 11.9% year-over-year to a full year record of $390.9 million, representing a 46.9% gross margin, compared to $349.5 million, representing a 48.8% gross margin, in the prior year. Operating income for the full year 2023 was $259.8 million compared to $226.4 million in the prior year. Net income for the full year 2023 was $183.5 million, or $3.85 per diluted share, compared to net income of $156.4 million, or $3.27 per diluted share, in the prior year. Adjusted net income1 for the full year 2023 was $189.3 million, or $3.98 per diluted share, compared to $158.5 million, or $3.32 per diluted share, in the prior year. Adjusted EBITDA1 for the full year 2023 improved to a record $304.1 million, or 36.5% of sales, compared to $265.7 million, or 37.1% of sales, in the prior year.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the full year 2023 was $138.8 million, primarily driven by higher profitability and strong working capital management. Capital expenditures of $78.0 million in the year included payments for previously purchased land for future potential capacity expansion, along with a significant portion of previously disclosed investments in facilities and operational infrastructure to enter the vinyl window market. Given the Company´s increase in installed capacity, a meaningful decrease in capital expenditures is expected for 2024.

During the fourth quarter of 2023, the Company returned capital to shareholders through an aggregate of $14.7 million in share repurchases and $4.3 million in cash dividends. As of February 29, 2024, the Company has approximately $26.5 million remaining under the current repurchase program.

The Company ended 2023 with total liquidity of approximately $300 million, including $129.5 million of cash and cash equivalents and $170.0 million of availability under its revolving credit facilities. Given the Company’s strong cash generation, net debt leverage remained near a record low level of 0.1x net debt to LTM Adjusted EBITDA1, compared to 0.2x in the prior year.

Given the visibility afforded by our backlog as of year-end and the expectation to continue driving strong operating and free cash flow, the Board of Directors has approved a 22% increase in the quarterly dividend on its ordinary shares, to $0.11 per share from $0.09 per share, continuing to return incremental cash to shareholders. At the new rate, the dividend on an annualized basis will be $0.44 per share compared to the previous rate of $0.36 per share. The Company’s next quarterly dividend of $0.11 per share will be payable on April 30, 2024, to holders of record as of March 29, 2024.

Full Year 2024 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “Based on our current backlog and our expectation to continue increasing our single-family residential revenues through geographic expansion and our new vinyl initiative, we are confident that 2024 will be another year of double-digit revenue growth. Given the current lack of clarity on U.S. macroeconomic factors, mainly the evolution of interest rates going forward, we plan to provide additional color on our full year 2024 revenue and adjusted EBITDA outlook at a later date as the economic picture and the cadence of growth in the single family residential business become clearer. We remain confident in our ability to outperform our end markets, with share gains expected to drive another year of solid growth and cash flow generation in 2024.”

Webcast and Conference Call

Management will host a webcast and conference call on March 1, 2024, at 8:30 a.m. Eastern time to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-877-269-7751 (domestic) or 1-201-389-0908 (international). Upon dialing in, please request to join the Tecnoglass Fourth Quarter 2023 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and entering passcode: 13744034.

About Tecnoglass

Tecnoglass Inc. is a leading producer of high-end aluminum and vinyl windows and architectural glass serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 5.6 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for 95% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$129,508	$103,671
Investments	2,907	2,049
Trade accounts receivable, net	166,498	158,397
Due from related parties	1,387	1,447
Inventories	159,070	124,997
Contract assets – current portion	17,800	12,610
Other current assets	58,590	28,963
Total current assets	$535,760	$432,134
Long-term assets:
Property, plant and equipment, net	$324,591	$202,865
Deferred income taxes	169	558
Contract assets – non-current	8,797	8,875
Long-term trade accounts receivable	-	1,225
Intangible assets	3,475	2,706
Goodwill	23,561	23,561
Equity method investment	60,570	57,839
Other long-term assets	5,794	4,545
Total long-term assets	426,957	302,174
Total assets	$962,717	$734,308
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$7,002	$504
Trade accounts payable and accrued expenses	82,784	90,186
Due to related parties	7,498	5,323
Dividends payable	4,265	3,622
Contract liability – current portion	72,543	49,601
Other current liabilities	61,794	60,566
Total current liabilities	$235,886	$209,802
Long-term liabilities:
Deferred income taxes	$15,793	$5,190
Contract liability – non-current	14	11
Long-term debt	163,004	168,980
Total long-term liabilities	178,811	174,181
Total liabilities	$414,697	$383,983
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2023 and December 31, 2022 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 46,996,708 and 46,674,773 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	5	5
Legal Reserves	1,458	1,458
Additional paid-in capital	192,385	219,290
Retained earnings	400,035	234,254
Accumulated other comprehensive (loss)	(45,863)	(106,187)
Shareholders’ equity attributable to controlling interest	548,020	348,820
Shareholders’ equity attributable to non-controlling interest	-	1,505
Total shareholders’ equity	548,020	350,325
Total liabilities and shareholders’ equity	$962,717	$734,308

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2023	2022	2023	2022
Operating revenues:
External customers	$193,517	$210,816	$830,879	$714,735
Related parties	1,086	302	2,386	1,835
Total operating revenues	194,603	211,118	833,265	716,570
Cost of sales	(111,621)	(100,880)	442,331	367,071
Gross profit	82,982	110,238	390,934	349,499
Operating expenses:
Selling expense	(15,530)	(18,772)	(68,061)	(69,006)
General and administrative expense	(16,883)	(14,636)	(63,111)	(54,078)
Total operating expenses	(32,413)	(33,408)	(131,172)	(123,084)
Operating income	50,569	76,830	259,762	226,415
Non-operating income, net	1,614	3,081	5,131	4,218
Equity method income	1,337	1,610	5,013	6,680
Foreign currency transactions (loss) gains	(245)	2,869	686	2,013
Interest expense and deferred cost of financing	(2,259)	(2,724)	(9,178)	(8,156)
Income before taxes	51,016	81,666	261,414	231,170
Income tax provision	(14,538)	(26,542)	(77,904)	(74,758)
Net income	$36,478	$55,124	$183,510	$156,412
Income attributable to non-controlling interest	(139)	(154)	(628)	(669
Income attributable to parent	$36,339	$54,970	$182,882	$155,743
Basic income per share	$0.77	$1.15	$3.85	$3.27
Diluted income per share	$0.77	1.15	$3.85	$3.27
Basic weighted average common shares outstanding	47,093,096	47,674,773	47,508,980	47,674,773
Diluted weighted average common shares outstanding	47,093,096	47,674,773	47,508,980	47,674,773
Comprehensive income:
Net income	$36,478	$55,124	$183,510	$156,412
Foreign currency translation adjustments	19,782	(14,584)	63,058	(46,623
Change in fair value of derivative contracts	(3,321)	(10)	(2,734)	9,187
Total comprehensive income	$52,939	$40,530	$243,834	$118,976
Comprehensive loss attributable to non-controlling interest	(139)	(154)	(628)	(669
Total comprehensive income attributable to parent	$52,800	$40,376	$243,206	$118,307

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$183,510	$156,412
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	2,809	643
Provision for obsolete inventory	67	19
Depreciation and amortization	21,878	19,686
Deferred income taxes	8,345	5,484
Equity method income	(5,013)	(6,680)
Deferred cost of financing	1,243	1,370
Other non-cash adjustments	120	(36)
Unrealized currency translation losses	(25,854)	15,385
Changes in operating assets and liabilities:
Trade accounts receivable	(780)	(54,179)
Inventories	(522)	(63,937)
Prepaid expenses	(2,849)	(2,405)
Other assets	(27,547)	(483)
Other liabilities	(62)	(1,862)
Trade accounts payable and accrued expenses	(17,428)	7,220
Accrued interest expense	(1)	(1)
Taxes payable	(12,851)	45,250
Labor liabilities	1,109	927
Contract assets and liabilities	13,871	16,174
Related parties	(1,218)	2,933
CASH PROVIDED BY OPERATING ACTIVITIES	$138,827	$141,920
CASH FLOWS FROM INVESTING ACTIVITIES
Dividends received	2,282	-
Purchase of investments	(339)	(1,257)
Acquisition of property and equipment	(77,960)	(71,327)
CASH USED IN INVESTING ACTIVITIES	$(76,017)	$(72,584)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(16,427)	(12,869)
Stock buyback	(23,537)	-
Non controlling interest purchase	(3,000)	-
Proceeds from debt	196	49
Repayments of debt	-	(31,981)
CASH USED IN FINANCING ACTIVITIES	$(42,768)	$(44,801)
Effect of exchange rate changes on cash and cash equivalents	$5,795	$(5,875)
NET INCREASE IN CASH	25,838	18,660
CASH – Beginning of period	103,671	85,011
CASH – End of period	$129,508	$103,671
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$11,624	$6,421
Income Tax	$107,150	$27,191
NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under credit or debt	$9,311	$11,800

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Twelve months ended
	December 31,			December 31,
	2023	2022	% Change	2023	2022	% Change
Revenues by Region
United States	185,151	206,400	-10.3%	795,063	688,365	15.5%
Colombia	6,182	2,343	163.9%	25,103	16,000	56.9%
Other Countries	3,270	2,375	37.6%	13,099	12,205	7.3%
Total Revenues by Region	194,603	211,118	-7.8%	833,265	716,570	16.3%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral, which are not performance measures under generally accepted accounting principles (“GAAP”), may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. Management uses such performance measures in managing and evaluating the Company’s business. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Twelve months ended
	December 31,			December 31,
	2023	2022	% Change	2023	2022	% Change

Total Revenues with Foreign Currency Held Neutral	193,654	211,118	-8.3%	833,675	716,570	16.3%
Impact of changes in foreign currency	948	-	-	(411)	-	-
Total Revenues, As Reported	194,603	211,118	-7.8%	833,265	716,570	16.3%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data) / (Unaudited)

Adjusted EBITDA and adjusted net (loss) income are non-GAAP performance measures. Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. Items excluded to arrive at forward-looking non-GAAP measures may have a significant, and potentially unpredictable, impact on our future GAAP results.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Twelve months ended
	Dec 31,		Dec 31,
	2023	2022	2023	2022

Net (loss) income	36,478	55,124	183,510	156,412
Less: Income (loss) attributable to non-controlling interest	(139)	(153)	(628)	(669)
(Loss) Income attributable to parent	36,339	54,971	182,882	155,743
Foreign currency transactions losses (gains)	245	(2,869)	(686)	(2,013)
Provision for bad debt	272	102	2,809	645
Non Recurring expenses (non-recurring professional fees, capital market fees, other non-core ítems)	894	408	6,494	5,212
Joint Venture VA (Saint Gobain) adjustments	644	(1,691)	802	52
Tax impact of adjustments at statutory rate	(658)	1,215	(3,014)	(1,169)
Adjusted net (loss) income	37,737	52,136	189,287	158,470

Basic income (loss) per share	0.77	1.15	3.85	3.27
Diluted income (loss) per share	0.77	1.15	3.85	3.27

Diluted Adjusted net income (loss) per share	0.80	1.09	3.98	3.32

Diluted Weighted Average Common Shares Outstanding in thousands	47,093	47,675	47,509	47,675
Basic weighted average common shares outstanding in thousands	47,093	47,675	47,509	47,675
Diluted weighted average common shares outstanding in thousands	47,093	47,675	47,509	47,675

	Three months ended		Twelve months ended
	Dec 31,		Dec 31,
	2023	2022	2023	2022

Net (loss) income	36,478	55,124	183,510	156,412
Less: Income (loss) attributable to non-controlling interest	(139)	(153)	(628)	(669)
(Loss) Income attributable to parent	36,339	54,971	182,882	155,743
Interest expense and deferred cost of financing	2,259	2,724	9,178	8,156
Income tax (benefit) provision	14,539	26,542	77,905	74,758
Depreciation & amortization	6,034	4,597	21,875	19,686
Foreign currency transactions losses (gains)	245	(2,869)	(686)	(2,013)
Provision for bad debt	272	102	2,809	645
Non Recurring expenses (non-recurring professional fees, capital market fees, other non-core ítems)	893	408	6,493	5,212
Joint Venture VA (Saint Gobain) EBITDA adjustments	1,397	768	3,661	3,477
Adjusted EBITDA	61,978	87,243	304,117	265,664